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                                                                      Item 7(c)


                                                                      EXHIBIT 2

The Board of Directors
American Premier Holdings, Inc.:

We consent to the inclusion of our report dated March 3, 1998, with respect to the consolidated balance sheets of American Premier Holdings, Inc. and Subsidiary (exclusive of the American Minerals Division of American Premier, Inc.) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K/A of The Alpine Group, Inc. dated April 14, 1998.



/s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
April 14, 1998